Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Financial Highlights" for the Scudder Target 2013 Fund in the Target Funds Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Scudder Target 2013 Fund Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 33-30876) of our report dated September 22, 2004, on the financial statements and financial highlights of the Scudder Target 2013 Fund, included in the Fund Annual Report dated July 31, 2004.



/s/Ernst & Young LLP

Boston, Massachusetts
November 29, 2004